Exhibit 19
Rayonier Advanced Materials Inc.
Insider Trading Policy
(Effective August 20, 2024)

Purpose

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Rayonier Advanced Materials Inc. (the “Company” or “Rayonier Advanced Materials”) and the handling of material nonpublic information about the Company and the companies with which Rayonier Advanced Materials does business. The Company has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to this Policy

This Policy applies to all members of the Company’s Board of Directors, all officers of the Company, and all employees of the Company and its direct and indirect controlled subsidiaries (hereinafter referred to as “Covered Persons”). This Policy supplements Corporate Policy 3.4 (“Trading in Rayonier Advanced Materials Securities”), which applies to all Company employees. The Company may determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to Family Members (as defined below), other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to this Policy

This Policy applies to transactions (whether by purchase, sale or exchange) in the Company’s securities (collectively referred to in this Policy as “Rayonier Advanced Materials Securities”), including Rayonier Advanced Materials common stock, options to purchase Rayonier Advanced Materials common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible notes, bonds or debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Rayonier Advanced Materials Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Rayonier Advanced Materials Securities while in possession of material nonpublic information. Each individual covered by this Policy is responsible for making sure that he or she complies with this Policy, and that any Family Member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action or inaction on the part of the Company, the Corporate Secretary, the General Counsel or any other member of the Law Department, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of this Policy

The Corporate Secretary and General Counsel shall be responsible for the administration of this Policy. All determinations and interpretations by the Corporate Secretary shall be final and not subject to further review.

Statement of Policy

It is the policy of Rayonier Advanced Materials that no Covered Person (or any other person designated by this Policy or by the Corporate Secretary as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members or other persons or entities:

1.Engage in transactions in Rayonier Advanced Materials Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.Recommend the purchase or sale of any Rayonier Advanced Materials Securities;

3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates and investors, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of material information regarding the Company; or

4.Assist anyone engaged in any of the above activities.

In addition, no Covered Person (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier, may trade in that company’s securities until the information becomes public or is no longer material. No Covered Person (or any other person designated as subject to this Policy) may disclose (“tip”) material nonpublic information to any other person (including Family Members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates. No Covered Person (or any other person designated as subject to this Policy) may make recommendations or express opinions based on material nonpublic information as to trading Rayonier Advanced Materials Securities.

Posting material nonpublic information or responding to or making statements or recommendations based on this information, on any Internet website, social media platform (e.g., Facebook, X, Instagram, Reddit or LinkedIn), electronic bulletin board, Internet message board, Internet chat room or other similar form of electronic communication can also constitute tipping under the securities laws and is also covered by this Policy. Because of the potential for leaks of material nonpublic information posed by these activities and the resulting liability under the securities laws for the persons covered by this Policy and the Company, persons covered by this Policy may not post any information, either directly or in response to a posting about the Company, its business plans, employees, directors, customers, suppliers or vendors, on any social media platform. Further, persons covered by this Policy are expected to notify the Company’s Corporate Secretary or General Counsel if they become aware of such activities by any employee.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Rayonier Advanced Material’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider it important or valuable in making an investment decision. Any information that could be expected to affect Rayonier Advanced Materials’ stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance, including changes to previously announced guidance;
•A pending or proposed merger or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Rayonier Advanced Materials Securities;
•A change in the Company’s pricing or cost structure;
•A change in management or key personnel;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems; or
•The gain or loss of a significant customer or supplier.

When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure about whether information is material, seek advice from the General Counsel or Corporate Secretary as to whether any particular information you may possess is considered “material nonpublic information” under applicable law.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones & Co. “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Rayonier Advanced Materials employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first full trading business day following release of the information. If, for example, the Company were to make an announcement before the market opens on a Monday, you should not trade in Rayonier Advanced Materials Securities until Tuesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Rayonier Advanced Materials Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Rayonier Advanced Materials Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Rayonier Advanced Materials Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

“Exercise and Hold” Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans where all of the underlying shares are retained by the employee (i.e., an “exercise and hold”). This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, any withholding of shares subject to an option to satisfy the exercise price or tax withholding requirements (i.e., a “sale to cover”), or any other market sale of Rayonier Advanced Materials Securities for the purpose of generating the cash needed to pay the exercise price or tax obligations associated with an option.

Vesting of Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock.

Regular 401(k) Plan Purchases. This Policy does not apply to purchases of Rayonier Advanced Materials Securities in a Company 401(k) Plan resulting from your periodic contribution of money to the Plan pursuant to a regular payroll deduction election. This Policy does apply, however, to certain elections you may make under a 401(k) Plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Rayonier Advanced Materials Stock Fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Rayonier Advanced Materials Stock Fund; (c) an election to borrow money against your 401(k) Plan account if the loan will result in a liquidation of some or all of your Rayonier Advanced Materials Stock Fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Rayonier Advanced Materials Stock Fund.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Rayonier Advanced Materials Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Rayonier Advanced Materials Securities. This Policy does apply, however, to voluntary purchases of Rayonier Advanced Materials Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Rayonier Advanced Materials Securities purchased pursuant to the plan.

Transactions Not Involving a Purchase or Sale

For Section 16 officers and directors, gifts and donations are reportable to the SEC (for dispositions, on a Form 4 filing within two business days following the transaction, and for acquisitions, on a year-end Form 5 filing) and are therefore subject to the pre-clearance notification procedures specified under the heading “Additional Procedures” below. However, bona fide gifts of Rayonier Advanced Materials Securities are otherwise not transactions subject to this Policy. Further, transactions in mutual funds that are invested in Rayonier Advanced Materials Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales. Short sales of Rayonier Advanced Materials Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Rayonier Advanced Materials Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales.

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in these types of options may create the appearance that a Covered Person is trading based on material nonpublic information and focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own Rayonier Advanced Materials Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, this Policy prohibits engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Rayonier Advanced Materials Securities, Covered Persons are prohibited from holding

Rayonier Advanced Materials Securities in a margin account or otherwise pledging Rayonier Advanced Materials Securities as collateral for a loan.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. Absent controls over the timing of purchases or sales that result from standing instructions to a broker, the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. The Company therefore requires that any standing order or limit order put in place by a person subject to this Policy be limited in duration so as to expire prior to the beginning of a blackout period and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.

Pre-Clearance Procedures. No member of the Company’s Board of Directors, officer of the Company or any other employee designated by the Corporate Secretary as subject to this “Additional Procedures” Section of this Policy (“Additional Procedures Covered Persons”), as well as the Family Members and Controlled Entities of such persons, may engage in any transaction (including gifts or donations of securities) in Rayonier Advanced Materials Securities without first obtaining pre-clearance of the transaction from the Corporate Secretary’s office or the General Counsel. A request for pre-clearance should be submitted at least one business day in advance of the proposed transaction. The Corporate Secretary or General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then such person should refrain from initiating any transaction in Rayonier Advanced Materials Securities and should not inform any other person of the restriction. Pre-clearance approvals are effective beginning the date received (unless otherwise specified) and remain in effect until the earlier of completion of the transaction or commencement of a “Blackout Period” (as defined below) or Company-imposed event-specific trading restriction period.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Corporate Secretary. If the requestor is an officer who is subject to the reporting requirements of Section 16 of the Exchange Act (hereinafter referred to as an “Executive Officer”) or a director, he or she should also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared for reporting of the proposed transaction on an appropriate Form 4 or Form 5, and to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Trading Restrictions. No Additional Procedures Covered Person, as well as their Family Members or Controlled Entities, may conduct any transactions involving Rayonier Advanced Materials Securities (other than as specified by this Policy), during the following “Blackout Periods”.

(1)beginning on the day of announcement of a dividend (i.e., the day of the Board meeting at which a dividend is declared) and continuing through and including the first full trading day following the announcement; and

(2)beginning two calendar weeks prior to the month-end close of the last month of each fiscal quarter and continuing through and including the first full trading day following release of the earnings announcement for the preceding quarter.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, all persons designated and so notified by the Corporate Secretary or General Counsel may not trade Rayonier Advanced Materials Securities, even outside of the Blackout Periods described above. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Corporate Secretary or General Counsel, designated persons should refrain from trading in Rayonier Advanced Materials Securities even sooner than the typical Blackout Periods described above. In that situation, the Corporate Secretary or General Counsel may notify these persons that they should not trade in Rayonier Advanced Materials Securities. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Corporate Secretary or General Counsel has not designated you as a person who should not trade due to an event-specific trading restriction period, you should not trade while aware of material nonpublic information.

Exceptions. The trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, described below.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense to claims of insider trading liability under Rule 10b-5 for persons who trade stock under written plans adopted in good faith at a time when the person does not possess material non-public information (a “Rule 10b5-1 Plan”). In order to be eligible to rely on this defense, a person subject to this Policy must adopt such a plan that meets certain additional conditions specified in Rule 10b5-l. If the plan meets all such conditions, Rayonier Advanced Materials Securities may be purchased or sold without regard to certain insider trading restrictions, and after initial pre-approval of the plan as provided in this Policy, no further pre-approval or -clearance of transactions conducted in accordance with such Rule 10b5-1 Plan will be required.

To comply with this Policy, a 10b5-1 Plan must:

•Be approved by the Corporate Secretary.
•Meet the requirements of Rule 10b5-1 and this Policy.
•Be adopted other than during a Blackout Period or an event-specific trading restriction period.
•Include a representation certifying that on the date of adoption of such plan: (i) you are not aware of material non-public information about the Company or the Rayonier Advanced Materials Securities; and (ii) you adopted the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
•Have a “cooling-off period” between the date on which the plan is adopted or modified and when trading under the plan commences. The length of the cooling-off period depends on the person’s position in the Company. For directors and officers, trading under the Rule 10b5-1 Plan must not begin until after the later of: (i) 90 days after the adoption or modification of the Rule 10b5-1 Plan; or (ii) two business days after the filing of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted. In any event, for directors and officers, the cooling-off period is subject to a maximum of 120 days after adoption of the plan. For all other employees, the cooling-off period is 30 days after the adoption or modification of the Rule 10b5-1 Plan.
•Not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect purchases or sales of Rayonier Advanced Materials Securities; provided that, if anyone else is permitted to exercise such influence, the plan must require that such person is not aware of any material non-public information when doing so and the plan either (i) specifies the amount and price of securities to be purchased or sold, and date of such transactions; or (ii) includes a written formula or algorithm, or computer program, for determining the amount and price of securities to be purchased or sold, and date of such transactions.

The “good faith” requirement for persons adopting Rule 10b5-1 Plans cannot be overemphasized. A person must act in good faith with respect to a Rule 10b5-1 Plan when adopting the plan and throughout the duration of the plan. Insiders may lose the affirmative defense afforded by Rule 10b5-1 if changes or cancelations are deemed to have been made as part of a plan to evade insider trading laws. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or canceled prior to its expiration.

Changes to an existing Rule 10b5-1 Plan are allowed so long as they are made in good faith, the person is not in possession of material non-public information, and the modification takes place other than during a Blackout Period or event-specific trading restriction period. However, any changes must first be approved by the Company’s Corporate Secretary or General Counsel and, if the change affects the amount, price or timing of the purchase or sale of securities, the change will trigger another cooling-off period. Subject to certain conditions set forth below, Rule 10b5-1 Plans may be canceled at any time, even if the person is in possession of material nonpublic information.

The following guidelines apply to all Rule 10b5-1 Plans:

•All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.
•Once all trades under a Rule 10b5-1 Plan are completed or expire without execution, or a Rule 10b5-1 Plan is canceled, a person may adopt another Rule 10b5-1 Plan.
•Subject to certain limited exceptions specified in Rule 10b5-1, you may not adopt more than one Rule 10b5-1 Plan at the same time.
•Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Plan as a single transaction in any 12-month period.

Note that:

•In addition to pre-approval of the adoption of a Rule 10b5-1 Plan, you must provide the Corporate Secretary or General Counsel with written notice of any modification or cancelation of an existing Rule 10b5-1 Plan (as well as any other written trading arrangement, even if such other trading arrangement is not designed to comply with Rule 10b5-1) prior to its implementation and obtain pre-clearance therefor.
•While pre- approval and adoption of a Rule 10b5-1 Plan may provide an affirmative defense to insider trading claims, it does not reduce or eliminate such person’s obligations under Section 16 of the Exchange Act, including such disclosure of each trade and short-swing profits disgorgement by directors and Executive Officers.
•Any pre-approval under this Policy of a Rule 10b5-1 Plan shall not constitute, and shall not be deemed to constitute, any endorsement or approval of that Rule 10b5-1 Plan by the Company, or a determination, conclusion or opinion by the Company or its personnel that the terms of that Rule 10b5-1 Plan (or any modification or cancelation thereof), the adoption, use or administration thereof or any transactions effected pursuant thereto comply with (and do not violate) applicable securities laws or that any purchases or sales of Rayonier Advanced Materials Securities thereunder will be effected in compliance with such securities laws.

For Executive Officers and directors, a 10b5-1 Plan is the preferred method for an exercise and sale of a Rayonier Advanced Materials option, or a sale of other Rayonier Advanced Materials Securities. Your broker can assist with putting together a conforming 10b5-1 Plan. Unlike a standing limit order, such a Plan will remain active through any Blackouts Periods or event-specific trading restriction period. For Executive Officers and directors, note that any Form 4 filed in connection with a trade under a 10b5-1 Plan will include a footnote regarding the existence of the Plan.

If any questions arise, you should consult with your broker and own legal counsel in implementing a Rule 10b5-1 Plan.

Post-Termination Transactions

This Policy, including all pre-clearance procedures, continues to apply to transactions in Rayonier Advanced Materials Securities even after termination of service to the Company, until the later of (a) the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of termination of service, (b) if an individual is in possession of material nonpublic information when his or her service terminates, until that information has become public or is no longer material, and (c) ninety (90) days after termination of service. The term “termination of service” shall mean the last day the terminated employee or retiree is deemed active on the Company’s Human Resources records. If in doubt of the date, confirmation with Human Resources is appropriate.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Rayonier Advanced Materials Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, these laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Corporate Secretary or the General Counsel.